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                     November 4, 2022

       Shannon Okinaka
       Executive Vice President, Chief Financial Officer and Treasurer Hawaiian Holdings Inc.
       3375 Koapaka Street, Suite G-350
       Honolulu, HI 96819

                                                        Re: Hawaiian Holdings
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 10,
2022
                                                            File No. 001-31443

       Dear Shannon Okinaka:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation